UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

ACCELRYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July [    ], 2008

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Thursday, August 28, 2008 at 9:00 a.m. Pacific Time at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Mark J. Emkjer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, August 28, 2008

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Thursday, August 28, 2008, at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.	Proposal No. 1: To elect one Class I director to our Board of Directors for a term of three years;

2.	Proposal No. 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009; and

3.	Proposal No. 3: To amend the Amended and Restated 2004 Stock Incentive Plan to remove the maximum limits on awards payable or granted to any one participant under such plan in any calendar year.

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed July 1, 2008 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

David R. Mersten

Secretary

San Diego, California

July [    ], 2008

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder prior to the annual meeting.

i

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ACCELRYS, INC.

10188 Telesis Court, Suite 100

San Diego, CA 92121

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, AUGUST 28, 2008

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Accelrys, Inc. (“we”, “Accelrys” or the “Company”) sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2008 annual meeting of stockholders to be held on Thursday, August 28, 2008 at 9:00 a.m. Pacific Time, at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card to indicate your vote with respect to each of the proposals described in this proxy statement.

We intend to mail this proxy statement and accompanying proxy card on or about July 24, 2008 to all stockholders entitled to vote at the annual meeting and request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 25, 2008.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•	Proposal No. 1: The election of one Class I director nominated by the Board to serve for a term of three years;

•	Proposal No. 2: The ratification of the selection of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending March 31, 2009; and

•	Proposal No. 3: To amend the Amended and Restated 2004 Stock Incentive Plan to remove the maximum limits on awards payable or granted to any one participant under such plan in any calendar year.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 1, 2008 will be entitled to vote at the annual meeting. On this record date, there were 27,076,766 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on July 1, 2008, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on July 1, 2008, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” the nominee proposed by the Board or you may abstain from voting for that nominee. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. To vote in person, you need only attend the annual meeting, where you will be given a ballot to vote on each of the proposals. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. So long as you return your signed proxy card to us before the annual meeting, your shares will be voted as you have directed on the card. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 25, 2008.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you should have received a proxy card and voting instructions with these proxy materials from the organization holding your account. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote in person at the annual meeting. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and “broker non-votes”. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because that stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

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Proposal No. 1: The election of the director contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

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Proposal No. 2: To be approved, Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

•

Proposal No. 3: To be approved, this Proposal No. 3 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as “against” votes, and broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of July 1, 2008.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the record date, there were 27,076,766 shares outstanding and entitled to vote. Accordingly, 13,538,384 shares must be present at the meeting or represented by proxy in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposals described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in any one of three ways:

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You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 25, 2008.

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You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Wednesday, August 27, 2008.

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You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009, which ends September 30, 2008.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by February 25, 2009 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than February  25, 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Background

The Board currently consists of five directors and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term. The term of office of the one Class I director expires in 2008. The nominee listed below is currently a director of the Company. If elected at the annual meeting, he would serve until the 2011 annual meeting of the stockholders and until his successor is elected and has qualified or, if sooner, until the director’s death, resignation or removal. The term of the two directors in Class II expires in 2009 and the term of the two Class III directors expires in 2010.

Information Concerning Directors

The following tables set forth certain information regarding: (i) our current director whose term of office is expiring and who is standing for election at the annual meeting; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting:

Current Director Who is Standing for Election at the Annual Meeting:

Name	Class	Age
Jeffrey Rodek	I	54

Jeffrey Rodek has served as a director since 2007. Mr. Rodek is currently a general partner at Accretive, LLC, a private equity firm, and a senior lecturer at the Fisher College of Business at the Ohio State University. Mr. Rodek served as the Executive Chairman of the Board of Directors of Hyperion Solutions Corporation (“Hyperion”), the global leader in business performance management software, commencing in 2004 and ending upon its acquisition by Oracle Corporation in 2007. From 1999 through 2004, Mr. Rodek served as Hyperion's Chairman and Chief Executive Officer. Prior to joining Hyperion, Mr. Rodek served as President and Chief Operating Officer of Ingram Micro, the world's largest wholesale provider of technology solutions, products and services, and in various capacities at FedEx Corporation.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Mark J. Emkjer	II	52
Christopher J. Steffen	II	66
Kenneth L. Coleman	III	65
Ricardo B. Levy, Ph.D.	III	63

Mark J. Emkjer currently serves as our President and Chief Executive Officer and has served as a member of the Board since 2004. Prior to joining us in 2002, Mr. Emkjer served as President and Chief Operating Officer of Sunquest Information Systems, Inc., an information technology company developing laboratory, radiology and pharmacy systems and supplying the high-end integrated delivery network market, from 1999 to 2002. Mr. Emkjer also served as President and Chief Executive Officer of Pace Health Management Systems, Inc., a provider of clinical decision support software, from 1996 to 1999. From 1990 to 1995, Mr. Emkjer served as President and Chief Executive Officer of Hospital Cost Consultants LLC, an information technology company providing managed care and financial systems to hospitals worldwide.

Christopher J. Steffen has served as a director since 2004. Mr. Steffen also currently serves as Non-Executive Chairman of Viasystems, Inc., a manufacturer of printed circuit boards and provider of electromechanical solutions, as a director of W.R. Grace, a specialty chemicals and materials business, as a director of several private companies and has been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a Vice-Chairman and director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, of Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and director, and of Chrysler Corporation as its Vice President and Controller.

Kenneth L. Coleman currently serves as our Chairman of the Board and previously served as lead independent director. He has served as a director since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until 2001, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, of United Online, an internet service provider, and of City National Bank, a commercial banking institution.

Ricardo B. Levy, Ph.D. has served as a director since 2000. Dr. Levy also currently serves as Lead Director of the Board of Renegy Holding, Inc., a renewable energy company, the successor company to Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he served as Chairman since its inception in 1994 and as an interim President and Chief Executive Officer from June through December 2000. Dr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc. and Catalytica Pharmaceuticals, Inc. from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Dr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Dr. Levy is a member of the Board of Directors of Stem Cells, Inc., a public company, and of NovoDynamics, Inc., a private company focused on advanced image discovery.

There are no family relationships among any of our directors. No current disagreement exists between us and any of the current members of the Board regarding our operations, policies or practices. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board has nominated one director, Jeffrey Rodek, for election at the annual meeting. The nominee for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominee unless authority to vote for such nominee has been withheld in the proxy. Although the nominee has consented to serve as a director if elected, and the Board has no reason to believe that such nominee will be unable to serve as a director, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect. The Board recommends that you vote all of your shares “for” the election to the Board of the nominee described in this Proposal No. 1.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2009 and has further directed us to submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our financial statements for the year ended March 31, 2008, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by E&Y for the services indicated for each of the last two fiscal years:

	Fiscal Year Ended March 31, 2008	Fiscal Year Ended March 31, 2007
Audit Fees(1)	$788,442	$779,579
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$788,442	$779,579

(1)

Includes fees for the audit of our annual financial statements for the years ended March 31, 2008 and 2007 included in our annual reports on Form 10-K, the review of our interim period financial statements for fiscal years 2008 and 2007 included in our quarterly reports on Form 10-Q, the audit of the effectiveness of our internal control over financial reporting as of March 31, 2008 and 2007, the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of March 31, 2007, statutory audits of certain of our foreign subsidiaries for the years ended March 31, 2008 and 2007 and related services that are normally provided in connection with regulatory filings or engagements.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the chairman of the committee who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

PROPOSAL NO. 3

AMENDMENT OF THE AMENDED AND RESTATED 2004

STOCK INCENTIVE PLAN

Background

The Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), approved by the Company's stockholders on August 2, 2005, currently provides that the maximum award payable (or granted, if applicable) to any one participant under the 2004 Plan in any calendar year is (a) 50,000 shares of common stock for awards granted to any one participant as performance awards, (b) 300,000 shares of common stock for awards granted to any one participant as stock options, (c) 100,000 shares of common stock for awards granted to any one participant as stock appreciation rights, (d) 50,000 shares of common stock for awards granted to any one participant as stock awards or grants of restricted stock, and (e) $500,000 for performance awards paid in cash (collectively, the “Award Limits”).

On July 7, 2008, the Board approved an amendment to Section 6.3 of the 2004 Plan as set forth in Appendix I to this proxy statement (the “Amendment”), subject to stockholder approval, to remove the Award Limits in order to provide greater flexibility in awarding equity interests in the Company to key personnel. The Board believes the elimination of the Award Limits under the 2004 Plan will allow the Company to offer more meaningful incentives for retaining and motivating existing employees, directors and consultants and will provide an important tool for recruiting new talent.

If the Amendment is approved at the annual meeting, the 2004 Plan (as amended, the “Amended 2004 Plan”) will remain virtually identical to the 2004 Plan as it currently exists, except insofar as the Amended 2004 Plan will eliminate the Award Limits. On the other hand, if this Proposal No. 3 does not receive the required stockholder approval at the annual meeting, the terms of the 2004 Plan, as approved by our stockholders on August 2, 2005, will remain in effect, and there will continue to be Award Limits, as described above.

Summary of the 2004 Plan

The following summary sets forth the primary features of the 2004 Plan, as well as certain changes to the plan as a result of the proposed Amendment. This summary is qualified in its entirety by the terms of the 2004 Plan which was filed with the Securities and Exchange Commission (the “SEC”) on August 26, 2005, as an exhibit to our Registration Statement on Form S-8 and by the terms of the Amendment itself, a copy of which is attached as Appendix I to this proxy statement

General. The 2004 Plan authorizes the grant of stock options, restricted stock, common stock, performance awards (denominated in cash or stock), deferred stock units and stock appreciation rights. Stock options granted under the 2004 Plan may be either “incentive stock options”, as defined in Section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options, as determined by the 2004 Plan Administrator (as defined below).

Number of Shares. A total of 1,717,647 shares of our common stock are currently available for issuance under the 2004 Plan. The 2004 Plan provides that any shares of common stock that are awarded pursuant to the 2004 Plan as restricted stock awards, common stock awards, performance awards or deferred stock units (but not as stock options or stock appreciation rights) will be counted against the maximum number of shares of common stock available under the 2004 Plan based on a 1.15-to-1 ratio. For example, if 100 shares of common stock are granted under the 2004 Plan as a performance award, the maximum number of shares of common stock available for awards under the 2004 Plan will be reduced by 115 shares, rather than 100 shares. Conversely, a forfeiture of the 100 shares underlying that performance award would result in a 115-share increase in the maximum number of shares of common stock available for awards under the 2004 Plan. The 2004 Plan also provides that shares subject to awards from the Plan or certain prior plans which terminate by expiration, forfeiture, cancellation or otherwise without issuance, are settled in cash in lieu of common stock, or are exchanged for Awards not involving common stock shall additionally be available for grant under the Plan. However, the following shares of common stock will not become available for issuance under the 2004 Plan: (a) shares of common stock tendered by participants as full or partial payment to the Company upon exercise of options granted under the 2004 Plan; (b) shares of common stock reserved for issuance upon grant of stock appreciation rights, to the extent the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon exercise of the stock appreciation rights; and (c) shares of common stock withheld by, or otherwise remitted to, the Company to satisfy a participant's tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of stock options or stock appreciation rights granted under the 2004 Plan, or upon any other payment or issuance of shares of common stock under the 2004 Plan.

The 2004 Plan currently provides for the following maximum limits on awards payable (or granted, if applicable) under the 2004 Plan to any one participant in any calendar year: (a) 50,000 shares of common stock for awards granted to any one participant as performance awards, (b) 300,000 shares of common stock for awards granted to any one participant as stock options, (c) 100,000 shares of common stock for awards granted to any one participant as stock appreciation rights, (d) 50,000 shares of common stock for awards granted to any one participant as stock awards or grants of restricted stock, and (e) $500,000 as performance awards paid in cash. If the Amendment is approved by the Company’s stockholders at this annual meeting, there will be no maximum limits on the number of shares of common stock that can be payable or granted to any one participant in any calendar year pursuant to an award of stock options, stock appreciation rights, performance awards, or stock awards or grants of restricted stock, and there will be no maximum limit on the monetary value of a performance award paid to any one participant in cash in any calendar year. The foregoing elimination of the Award Limits represents the only term of the 2004 Plan that will be amended if the Amendment is approved at the annual meeting.

Administration. The Board or any committee designated by the Board (currently the HR Committee) (the “Committee”) administers the 2004 Plan for all employees subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee must consist of two or more non-employee directors appointed by our Board, and the members of the Committee must meet the independence standards required by the Nasdaq Stock Market (“NASDAQ”) or any other applicable governing body. With respect to all other participants in the 2004 Plan, the Board may either administer the 2004 Plan directly or appoint a committee (the “Secondary Committee”) from among its members, including the members of the Committee, to administer the 2004 Plan. The Committee also may appoint any one or more of its members or the chief executive officer to make grants to employees other than employees subject to Section 16 of the Exchange Act. The Board, Committee or Secondary Committee, as applicable, are collectively referred to herein as the “2004 Plan Administrator”. Subject to the other provisions of the 2004 Plan, the 2004 Plan Administrator has the authority to:

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select the participants in the 2004 Plan and determine the type of awards to be made to such participants, the number of shares subject to each award and the terms, conditions, restrictions and limitations of each award;

•	interpret the 2004 Plan;

•	determine eligibility for participation in the 2004 Plan;

•	decide all questions concerning eligibility for and the amount of awards payable under the 2004 Plan;

•	construe any ambiguous provision of the 2004 Plan and correct any default, supply any omission and reconcile any inconsistency contained in the 2004 Plan;

•	issue administrative guidelines as an aid to administer the 2004 Plan and make changes in such guidelines as it from time to time deems proper;

•	make regulations for carrying out the 2004 Plan and make changes in such regulations as it from time to time deems proper;

•	determine whether awards should be granted singly, in combination or in tandem;

•	to the extent permitted under the 2004 Plan, grant waivers of 2004 Plan terms, conditions, restrictions and limitations;

•	accelerate the vesting, exercise or payment of an award or the performance period of an award when such action or actions would be in our best interest;

•	establish such other types of awards, besides those specifically enumerated in the 2004 Plan, which the 2004 Plan Administrator determines are consistent with the 2004 Plan's purpose;

•

grant awards in replacement of awards previously granted under the 2004 Plan or any of our other executive compensation plans, provided that no re-pricing of awards will be permitted without approval of the stockholders;

•	establish and administer the performance goals associated with awards under the 2004 Plan and certify whether, and to what extent, they have been attained;

•	determine the terms and provisions of any agreements entered into under the 2004 Plan;

•	take any and all other action it deems necessary or advisable for the proper operation or administration of the 2004 Plan; and

•	make all other determinations it deems necessary or advisable for the administration of the 2004 Plan, including factual determinations.

Eligibility. The 2004 Plan provides that awards may be granted to our employees, directors and consultants (as such terms are defined in the 2004 Plan), but that incentive stock options may be granted only to employees. It is not possible to state at this time whether a particular executive officer, all current executive officers as a group, a particular nominee for director, all current directors who are not executive officers as a group or all non-executive officers as a group will be granted awards (or as applicable, additional awards) under the 2004 Plan, since these matters will be determined by the 2004 Plan Administrator based on each participant's level of responsibility, compensation and contribution to our success.

Section 162(m) Limitations. Section 162(m) of the Code limits the deductibility of compensation paid to certain of our executive officers. Performance based compensation or performance vesting of awards (such as restricted stock) may not be subject to the limitations of Section 162(m). The Award Limits were intended, in part, to allow the Company to maximize its deductions attributable to awards granted to its executive officers. If the Amendment is approved by the Company’s stockholders at this annual meeting, the Award Limits will be eliminated. Therefore, the Company may or may not be able to maximize its deductions attributable to awards granted to its executive officers to the extent any of these persons receives more than $1 million in compensation, including the value of such awards, in any single calendar year.

Award Agreements. Each award granted under the 2004 Plan is evidenced by a written award agreement between the recipient and the Company and is subject to the terms and conditions described below with respect to the particular type of award:

Stock Options

The 2004 Plan Administrator determines the exercise price of an option to purchase shares of common stock at the time the option is granted. The exercise price under an incentive stock option or non-qualified stock option may not be less than 100% of the fair market value of common stock on the date the option is granted. However, any optionee who owns more than 10% of the combined voting power of all classes of our outstanding stock (a “10% Stockholder”) is not be eligible for the grant of an option unless the exercise price of the option is at least 110% of the fair market value of the common stock on the date of grant. Generally, the fair market value shall be the closing sale price for such stock on the date of determination as quoted on NASDAQ.

The means of payment for shares issued upon exercise of an option are specified in each option agreement and generally may be made by cash, certain other shares of common stock owned by the optionee for at least six months, delivery of an exercise notice together with irrevocable instructions to a broker chosen by the optionee (and reasonably agreeable to the 2004 Plan Administrator) to deliver the exercise price to us from the sale proceeds (i.e., a “cashless exercise”), any combination of the foregoing methods, or any other consideration to the extent permitted under applicable law.

Each stock option agreement specifies the type of option, the term of the option, the date when the option will become exercisable and any applicable performance goals. However, the term of an option granted under the 2004 Plan may be no longer than 10 years from the date of grant. Moreover, in the case of an option granted to a 10% Stockholder, the term of an incentive stock option may be for no more than five years from the date of grant. Finally, if the aggregate fair market value of all shares of common stock subject to an optionee's incentive stock options which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified stock options.

Upon the grant of an option under the 2004 Plan, the 2004 Plan Administrator provides in the option grant agreement the effect a termination of employment, the termination of a director's services or cessation of a consulting arrangement, including for reasons of death, disability, retirement, voluntary resignation, involuntary termination, and misconduct, will have upon the vesting and exercise period applicable to the option. Generally, unless otherwise provided in an agreement, no further vesting will occur upon termination and the exercise period for the option will be truncated to be no more than one year following termination (in the case of retirement, death, or disability) and may end immediately (as in the case of misconduct). For purposes of the 2004 Plan, misconduct includes, but is not limited to: (i) acts of dishonesty or other willful misconduct; (ii) failure to comply with the Company's lawful written direction; or (iii) other intentional acts of misconduct by the optionee that harm the Company.

Stock Appreciation Rights

A stock appreciation right (a “SAR”) granted in connection with an option (a “Tandem SAR”) entitles the optionee to exercise the SAR by surrendering to us unexercised the corresponding portion of the related option. In exchange, the optionee will receive from us an amount equal to the excess of the fair market value of common stock covered by the surrendered portion of the related option on the date of surrender of the related option over the exercise price of the related option. When a Tandem SAR is exercised, the related option, to the extent surrendered, ceases to be exercisable. A Tandem SAR remains exercisable until, and expires no later than, the date on which the related option ceases to be exercisable or expires.

A SAR that is not a Tandem SAR (a “Freestanding SAR”) also may be awarded under the 2004 Plan. A Freestanding SAR entitles the grantee to surrender unexercised the SAR (or any portion of such SAR) and to receive a payment equal to the excess of the fair market value of the shares of stock covered by the SAR on the date of exercise over the base price of the SAR. The payment may be in cash, in shares of stock, in shares of restricted stock or any combination of the foregoing, as the 2004 Plan Administrator shall determine. The exercise price of a Freestanding SAR will be determined by the administrator.

SARs are also subject to a vesting schedule, which is at least one year, as provided in individual grant agreements. Vesting may be accelerated in a change of control or on certain approved terminations of a recipient's service with the Company.

Performance Awards

Performance awards (both share-based and cash-based) may be made under the 2004 Plan. The 2004 Plan Administrator establishes performance measures, described in each award agreement. The applicable performance measures may involve any one or more of the following:

•	revenue growth;

•	earnings before interest, taxes, depreciation and amortization;

•	operating income;

•	net operating income after tax;

•	pre- or after-tax income;

•	cash flow;

•	cash flow per share;

•	net earnings;

•	earnings per share;

•	return on equity;

•	return on capital employed;

•	return on assets;

•	economic value added (or an equivalent metric);

•	share price performance;

•	total shareholder return;

•	improvement in or attainment of expense levels;

•	improvement in or attainment of working capital levels; or

•	debt reduction.

The 2004 Plan Administrator may make other adjustments to the performance goals at the time they are determined regarding any extraordinary items, or unusual or non-recurring items. Performance goals may be established: (i) on a corporate-wide basis; (ii) with respect to one or more business units, divisions, or subsidiaries; and (iii) in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

Stock Awards and Restricted Stock

The 2004 Plan Administrator determines the number and timing of stock awards to be granted. The 2004 Plan Administrator may also modify or accelerate the delivery of a stock award under circumstances it deems appropriate. The 2004 Plan Administrator may subject the stock awards to terms, conditions, restrictions, and/or limitations, including, but not limited to, restrictions on transferability and continued employment, as long as they are not inconsistent with the 2004 Plan. During the period restricted stock is subject to the above restrictions, the 2004 Plan Administrator may, in its sole discretion, grant to the holder of restricted stock all or any of the rights of a stockholder with respect to the restricted stock shares, including, but not limited to, the right to vote and the right to receive dividends. Restricted stock awards are subject to a vesting schedule of at least three years, unless the award is made in lieu of other compensation, is made to a new hire to replace awards forfeited from his or her prior employer, or is a performance award.

A recipient of a deferred stock or stock unit award will receive, subject to certain conditions which could include the achievement of performance goals determined by the 2004 Plan Administrator, a fixed number of shares of stock at the end of a specified deferral period or periods. During the deferral period(s), recipients have no rights as a stockholder with respect to any shares of stock. Amounts equal to any dividends declared during the deferral period with respect to deferred stock that is not subject to the achievement of specified performance goals are either paid to the grantee, reinvested in additional shares of deferred stock or otherwise reinvested, as determined by the 2004 Plan Administrator at the time of the award. Shares of stock awarded pursuant to a deferred stock award will be issued and delivered at the end of a deferral period as specified in the deferred stock agreement evidencing such award, and may be subject to additional conditions determined by the 2004 Plan Administrator.

Nontransferability of Awards. In general, during a participant's lifetime, his or her awards are exercisable only by the participant and are not transferable other than by will or laws of descent and distribution as well as, under certain circumstances, to family members and related trusts. The 2004 Plan Administrator has the discretionary authority to grant transferability of Awards without consideration.

Stock Withholding. The 2004 Plan Administrator may allow participants in the 2004 Plan to satisfy their withholding obligations, if applicable, by electing to have a certain number of shares of stock held by the participant delivered to us, or a certain number of shares of stock, which would be received by the participant pursuant to the exercise of the option, withheld by us.

Adjustment Upon Change in Capitalization. Subject to any required action by our stockholders, in the event that our stock is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments will be made in the number and class of shares of stock under the 2004 Plan, the number of shares of stock subject to any award outstanding under the 2004 Plan, and the exercise price of any outstanding option. Any such adjustment will be made by the 2004 Plan Administrator, whose determination shall be conclusive.

Change in Control. Any outstanding awards will become fully vested and exercisable upon a change in control unless the awards are assumed by our successor or substituted with awards of equal value. In addition, the 2004 Plan Administrator may provide in an award agreement or otherwise, that awards are cashed out immediately upon a change in control. Under the 2004 Plan, a “change in control” is defined as:

•

any “person” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, including a “group” within the meaning of Section 13(d) but excluding us and any of our subsidiaries and any employee benefit plan sponsored or maintained by us or any of our subsidiaries), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of our directors (“Voting Securities”);

•

the consummation of a merger, consolidation, reorganization or any other business combination (any of the foregoing, a “Business Combination”) of or involving us and another person, immediately following which the persons who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination do not beneficially own, directly or indirectly, securities representing more than 50% of the combined voting power of the then outstanding Voting Securities or of the entity acquiring us in such Business Combination;

•	complete liquidation or dissolution of us;

•

a sale, lease, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or business; provided that a change of control under this clause shall not be deemed to have occurred where we sell, exchange or otherwise dispose of or transfer all or substantially all of our assets or business to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of the Voting Securities in substantially the same proportions as their ownership of the Voting Securities immediately prior to such transaction, and such corporation assumes the 2004 Plan; or

•

such time as the “continuing directors” do not constitute at least a majority of our Board (or, if applicable, the board of directors of our successor), where the term “continuing director” means at any date a director who was: (i) a director on the date of the 2004 Plan; or (ii) nominated or elected subsequent to such date by at least a majority of the directors who were continuing directors at the time of such nomination or election, or whose election to the board was recommended or endorsed by at least a majority of the directors who were our continuing directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board shall be a continuing director).

Amendments, Suspensions and Termination of the 2004 Plan. Our Board can amend, suspend or terminate the 2004 Plan at any time, provided that stockholder approval is required for any amendment which: (i) materially increases the number of shares of common stock subject to the 2004 Plan; (ii) materially increases the maximum number of shares allowed for grants to any participant; (iii) materially changes the class of persons eligible to receive grants of awards; (iv) materially increases the benefits to participants under the 2004 Plan; or (v) gives rise to approvals required by any applicable law, regulation or NASDAQ rule. In any event, the 2004 Plan will terminate automatically on the tenth anniversary of its approval.

Anticipated U.S. Federal Income Tax Consequences

Restricted Stock. Shares of restricted stock received under the 2004 Plan will be considered subject to a substantial risk of forfeiture for U.S. federal income tax purposes. If a grantee does not make the Section 83(b) election described below, the grantee will realize no taxable income upon the receipt of shares of restricted stock. When the forfeiture restrictions with respect to the restricted stock lapse, the grantee will realize ordinary income equal to the fair market value of the shares at that time and, provided that certain requirements of the Code are met, the Company will be entitled to a corresponding deduction. Dividends paid with respect to restricted stock will be treated as compensation income (not dividend income) received by a grantee. A grantee's tax basis in shares of restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the grantee's holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the grantee will realize short-term or long-term gain or loss depending how long the shares will have been held prior to the sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the grantee's tax basis of the shares.

A grantee receiving shares of a restricted stock will be able to make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the grantee would elect to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the grantee receives them (valued without taking the restrictions into account) and, provided that certain requirements of the Code are met, the Company will be entitled to a corresponding deduction. By making a Section 83(b) election, the grantee will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold. Dividend payments, if any, received with respect to shares of restricted stock for which a Section 83(b) election has been made will be treated as dividend income, assuming we have adequate current or accumulated earnings and profits. The grantee's tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the grantee, and the grantee's holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to us, the grantee will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the grantee upon the making of the Section 83(b) election. To make a section 83(b) election, a grantee must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of restricted stock are received, and the grantee must also attach a copy of his or her election to his or her U.S. federal income tax return for the year in which the shares are received.

Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after the grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, however, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of: (i) the fair market value of the shares at the date of the option exercise; or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer or director of the Company, or a 10% Stockholder. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

Nonqualified Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonqualified stock option. Upon exercise, the optionee recognizes ordinary taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company, and the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

SARs. No income will be recognized by a recipient in connection with the grant of a SAR. When the SAR is exercised, the recipient generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any common stock received on the exercise. In the case of a recipient who is also an employee, any income recognized on exercise of a SAR will constitute wages for which withholding will be required, and the Company will be entitled to a tax deduction in the same amount. If the optionee receives common stock upon the exercise of a SAR, any gain or loss on the subsequent sale of such stock will be treated in the same manner as discussed above under the heading “Nonqualified Stock Options”.

Deferred Stock and Stock Units. A grantee realizes no taxable income when a deferred stock award is made. When the deferral period for the award ends and the grantee receives shares of common stock, the grantee will realize ordinary income equal to the fair market value of the shares at that time and, provided that certain requirements of the Code are met, the Company will be entitled to a corresponding deduction. A grantee's tax basis in shares of common stock received at the end of a deferral period will be equal to the fair market value of such shares when the grantee receives them. Upon sale of the shares, the grantee will realize short-term or long-term capital gain or loss, depending upon how long he or she has held the shares. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the grantee’s hands.

Please note that the foregoing discussion of the anticipated U.S. federal income tax consequences relating to the 2004 Plan sets forth general rules only, and each participant's particular tax situation may differ. Accordingly, the Company strongly recommends that each participant in the 2004 Plan consult his or her own tax advisors for tax advice relating to his or her participation in the 2004 Plan.

New Plan Benefits

There have been no grants under the 2004 Plan to take advantage of the elimination of the Award Limits that is proposed as part of the 2004 Plan. Because benefits under the 2004 Plan will depend on the actions of the Committee and the value of our common stock, it is not possible to determine the benefits that will be received if the Amendment is approved by our stockholders.

Vote Required; Board Recommendation

To be approved, this Proposal No. 3 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 3; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 3 to approve the Amendment.

ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

Transactions with Related Persons. Other than as disclosed in the Summary Compensation Table, we did not enter into any related person transaction during fiscal year 2008.

Review, Approval or Ratification of Transactions with Related Persons. In January 2007, the Board adopted a related person transaction policy (the “Policy”). Pursuant to the Policy, each of our officers and directors is required to report to the Board any transaction which he or she believes may be a related person transaction (as defined below) and must obtain the Board’s approval prior to entering into such transaction. A related person transaction is any transaction in which (1) we are a participant; (2) the amount involved exceeds $120,000; and (3) the officer or director has a direct or indirect material interest.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of July 1, 2008 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of our company, (c) the Named Executive Officers (as defined in the Summary Compensation Table), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated assuming 27,076,766 shares of our common stock (net of treasury shares) were outstanding as of July 1, 2008. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 1, 2008. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders
Group consisting of Paloma International L.P., S. Donald Sussman, MAK Capital One L.L.C., MAK Capital Fund L.P., and Michael A. Kaufman. c/o S. Donald Sussman 6100 Red Hook Quarter, 18B, Suites 1-6 St. Thomas, United States Virgin Islands 00802	3,901,055	(1)	14.4%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,360,629	(2)	8.7%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,501,852	(3)	5.5%

Named Executive Officers

Current Executive Officers
Mark J. Emkjer	676,285	(4)	2.4%
Rick E. Russo	73,625	(5)	*	%
David R. Mersten.	113,733	(6)	*	%
Frank K. Brown, Ph.D.	57,309	(7)	*	%

Former Executive Officers
Nicholas Austin.	112,293	(8)	*	%
R. William Taylor	6,667	(9)	*	%

Directors
Kenneth L. Coleman	46,683	(10)	*	%
Ricardo B. Levy, Ph.D.	62,286	(11)	*	%
Christopher J. Steffen	35,500	(12)	*	%
Jeffrey Rodek	6,000	(13)	*	%

All current executive officers and directors as a group (12 persons)	1,621,315	(14)	5.7%

*	Less than one percent.

(1)	Beneficial ownership is based solely upon information contained in a Schedule 13G/A filed with the SEC on April 21, 2008 and Form 4s filed with the SEC on April 28, 2008; May 2, 2008; May 7, 2008; May 12, 2008; and May 20, 2008 (the “Form 4s”). MAK Capital One L.L.C. (“MAK Capital”), MAK Capital Fund LP (“MAK Capital Fund”) and Michael A. Kaufman have shared voting and dispositive power with respect to 2,366,275 shares; Paloma International L.P. (“Paloma”), S. Donald Sussman, MAK Capital and Mr. Kaufman have shared voting and dispositive power with respect to 1,534,780 shares. MAK Capital acts as the investment manager of MAK Capital Fund and Paloma with respect to the shares set forth on this table. Mr. Kaufman is the managing member of MAK Capital and the controlling person of MAK Capital Fund. Mr. Sussman is the controlling person of Paloma. For purposes of the Form 4s, MAK Capital One, Mr. Kaufman and Mr. Sussman each disclaims beneficial ownership of the shares owned by MAK Capital Fund and Paloma, except to the extent of their pecuniary interest therein.

(2)	Wellington Management Company, LLP has shared voting power with respect to 2,224,929 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 14, 2008.

(3)	Based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 6, 2008.

(4)	Represents 39,158 shares of common stock held of record by Mr. Emkjer and options to purchase 637,127 shares of common stock that are exercisable within 60 days of July 1, 2008.

(5)	Represents 16,334 shares of common stock held of record by Mr. Russo and options to purchase 57,291 shares of common stock that are exercisable within 60 days of July 1, 2008.

(6)	Represents 19,567 shares of common stock held of record by Mr. Mersten and options to purchase 94,166 shares of common stock that are exercisable within 60 days of July 1, 2008.

(7)	Represents 11,476 shares of common stock held of record by Dr. Brown and options to purchase 45,833 shares of common stock that are exercisable within 60 days of July 1, 2008.

(8)	Represents 23,039 shares of common stock held of record by Mr. Austin and options to purchase 89,254 shares of common stock that are exercisable within 60 days of July 1, 2008.

(9)	Represents 6,667 shares of common stock held of record by Mr. Taylor.

(10)	Represents 3,501 shares of common stock held of record by Mr. Coleman, options to purchase 42,015 shares of common stock that are exercisable within 60 days of July 1, 2008, and 1,167 restricted stock units (“RSUs”) that will vest within 60 days of July 1, 2008.

(11)	Represents 5,250 shares of common stock held of record by Dr. Levy, options to purchase 56,286 shares of common stock that are exercisable within 60 days of July 1, 2008, and 750 RSUs that will vest within 60 days of July 1, 2008.

(12)	Represents 2,250 shares of common stock held of record by Mr. Steffen, options to purchase 32,500 shares of common stock that are exercisable within 60 days of July 1, 2008, and 750 RSUs that will vest within 60 days of July 1, 2008.

(13)	Represents 4,500 shares of common stock held of record by Mr. Rodek and 1,500 RSUs that will vest within 60 days of July 1, 2008.

(14)	Represents 381,337 shares of common stock held of record by our current executive officers and directors, options to purchase 1,230,401 shares of common stock that are exercisable within 60 days of July 1, 2008, and 9,577 RSUs that will vest within 60 days of July 1, 2008.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of RSUs	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders (1)	3,714,241	$6.09	2,460,030
Equity compensation plans not approved by stockholders (2)	389,121	5.32	—

Total	4,103,362		2,460,030

(1)	Securities are to be issued upon exercise of outstanding options and rights under the following plans: 1994 Incentive Stock Plan, 1995 Director Option Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan, 2004 Amended and Restated Stock Incentive Plan and 2005 Employee Stock Purchase Plan. In connection with the approval of the 2004 Amended and Restated Stock Incentive Plan, the 1994 Incentive Stock Plan, 1996 Equity Incentive Plan, 2000 Stock Option Plan and the 2004 New Hire Equity Plan are no longer active and have no shares available for issuance. However, awards from these plans, as well as from the 2004 Plan, which terminate by expiration, forfeiture, cancelation or otherwise without issuance, are settled in cash in lieu of common stock, or are exchanged for awards not involving common stock are additionally available for grant.

(2)	The 2004 New Hire Equity Incentive Plan allowed for the grant of stock awards to newly hired employees. In connection with the approval of the 2004 Amended and Restated Stock Incentive Plan, the 2004 New Hire Equity Incentive Plan is no longer active and has no shares available for issuance.

Information Regarding the Board and Its Committees

The Board met nine times during the year ended March 31, 2008. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides membership and meeting information for fiscal year 2008 for each of the Board’s committees:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X	*
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy, Ph.D.	X		X	*	X
Jeffrey Rodek.	X		X		X

Total meetings in fiscal year 2008	4		7		6

*	Committee Chairperson

**	Audit Committee Financial Expert and Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee is “independent” within the meaning of the applicable listing standards of the NASDAQ, as well as applicable SEC rules and regulations and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our quarterly financial press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of July 1, 2008, the members of the Audit Committee are Christopher J. Steffen, Ricardo B. Levy, Ph.D., Kenneth L. Coleman and Jeffrey Rodek. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the Company section of our corporate website located at http://www.accelrys.com, under Management and Corporate Governance.

Human Resources Committee

Pursuant to its charter, the Human Resources Committee of the Board (the “HR Committee”) has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The HR Committee administers our executive compensation program and is responsible for determining and implementing our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including those for the Named Executive Officers. In connection with performing their duties, the members of the HR Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of July 1, 2008, the members of the HR Committee are Ricardo B. Levy, Ph.D., Kenneth L. Coleman, Christopher J. Steffen and Jeffrey Rodek. Dr. Levy serves as chairman of the Human Resources Committee.

Additionally, the Board has appointed a secondary committee which has the authority to approve awards to our non-executive officers. The secondary committee consists of Dr. Levy.

The Human Resources Committee charter can be found in the Company section of our corporate website located at http://www.accelrys.com, under Management and Corporate Governance.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition of the Board and its committees, including size and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, director compensation and chief executive officer succession planning.

As of July 1, 2008, the members of the Governance and Nominating Committee are Kenneth L. Coleman, Ricardo B. Levy, Ph.D., Christopher J. Steffen and Jeffrey Rodek. Mr. Coleman serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the Company section of our corporate website located at http://www.accelrys.com, under Management and Corporate Governance.

Director Compensation

The Chairman of the Board receives an annual retainer of $100,000 while each non-employee director receives an annual retainer of $30,000. The Audit Committee chairman receives an annual retainer of $20,000 while the chairmen of the Human Resources Committee and Governance and Nominating Committee each receive annual retainers of $10,000. Additionally, non-employee directors receive $1,500 for each board and committee meeting. Reasonable travel-related expenses are reimbursed for attendance at all Board and committee meetings.

In addition to cash compensation, in fiscal year 2008, the Company granted Mr. Rodek 18,000 RSUs upon joining the Board. Mr. Coleman was granted 14,000 RSUs, and Mr. Levy and Mr. Steffen were each granted 9,000 RSUs on the date of the 2008 annual meeting of stockholders. The RSUs granted to our non-employee directors vest quarterly over three years, and receipt of the common stock underlying the RSUs is deferred until the earlier of the 3 year anniversary of the grant of the RSUs or the director ceases providing service to the company. The HR Committee is currently evaluating awards for fiscal year 2009.

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2008. Directors who are employees of the company receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Kenneth L. Coleman	$135,250	$16,565	$19,506	$171,321
Ricardo B. Levy, Ph.D.	66,125	10,649	10,647	87,421
Christopher J. Steffen	74,000	10,649	19,810	104,459
Jeffrey Rodek	39,375	21,298	—	60,673
Gary E. Costley, Ph.D. (3)	15,125	—	10,647	25,772

(1)	The amounts shown under the “Stock Awards” column represent the share-based compensation expense recognized by us for financial reporting purposes (excluding forfeiture assumptions) in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”) for fiscal year 2008 for RSUs granted to each director. As of March 31, 2008, the aggregate number of RSUs outstanding for each director was as follows: Mr. Coleman, 11,666; Dr. Levy, 7,500; Mr. Steffen, 7,500; Mr. Rodek, 15,000; and Dr. Costley (former director), 0.

(2)	The amounts shown under the “Option Awards” column represent the share-based compensation expense recognized by us for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for fiscal year 2008 for stock options granted to each director. As of March 31, 2008, the aggregate number of stock options outstanding for each director was as follows: Mr. Coleman, 49,515; Dr. Levy, 63,786; Mr. Steffen, 40,000; Mr. Rodek, 0; and Dr. Costley (former director), 54,456.

(3)	Dr. Costley resigned from the Board on August 25, 2007.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors. Four out of our five members of the Board meet the independence standards of the SEC and NASDAQ, and only one of our directors, Mark J. Emkjer, is employed by us. Dr. Gary Costley, who resigned from the Board in August 2007, met the independence standards of the SEC and NASDAQ during his tenure as a member of the Board. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Kenneth L. Coleman, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and the directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the Company section of our corporate website, http://www.accelrys.com, under Management and Corporate Governance.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a Board with the skills and characteristics that, taken as a whole, will assure a strong Board with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of its directors; and

•

The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our Chief Executive Officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. We annually review the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the board member to submit a letter of resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more that 5% of our common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by NASDAQ listing standards. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’ financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on four occasions during the fiscal year ended March 31, 2008. The Audit Committee met privately in executive session with E&Y as a part of each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’ audited consolidated financial statements for the fiscal year ended March 31, 2008 with management and E&Y. Management is responsible for the preparation, presentation and integrity of Accelrys’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2008 related to its audit of the consolidated financial statements and financial statement schedule and their Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting related to the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2008, for filing with the SEC.

Submitted by the Audit Committee:

Christopher J. Steffen, Chairman

Ricardo B. Levy, Ph.D.

Kenneth L. Coleman

Jeffrey Rodek

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Program

Pursuant to its charter, the HR Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The HR Committee seeks to ensure that the total compensation paid to the executive officers and members of the Board is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers (as defined in the Summary Compensation Table) are similar to those provided to all other executive officers.

The HR Committee is composed entirely of independent directors. The HR Committee’s Chairman is Ricardo B. Levy, Ph.D. The remaining HR Committee members are Jeffery Rodek, Christopher J. Steffen and Kenneth L. Coleman. The Board has determined that each of these members is independent under NASDAQ listing standards currently in effect. The HR Committee administers our executive compensation program and is responsible for determining and implementing our philosophy with respect to executive compensation. In addition, the HR Committee oversees our compensation and other benefit plans and policies, administers our stock plans (including reviewing and approving equity grants to our officers) and reviews and approves all compensation decisions relating to directors and elected officers, including those for the Named Executive Officers. The HR Committee works with management and a compensation consultant, as further described below, to align our compensation structure with our organizational goals. The HR Committee’s membership is determined by the Board. The HR Committee met 6 times during fiscal year 2008.

The HR Committee operates pursuant to a charter approved by the HR Committee and the Board. The charter is posted on our internet website at http://www.accelrys.com. The HR Committee and the Board periodically review and revise the charter, most recently in February 2006.

Compensation Objective and Philosophy

The objective of our compensation program is to provide a total compensation package that will enable us to:

•	attract, motivate and retain outstanding employees, including Named Executive Officers;

•	align the financial interests of our employees, including our Named Executive Officers with the interests of our stockholders;

•	provide incentives for superior company and individual Named Executive Officer’s performance; and

•	encourage each Named Executive Officer to have a stake in our long-term performance and success.

To achieve this objective, the HR Committee has designed a compensation philosophy that seeks to combine “fixed” forms of compensation such as base salaries and certain other perquisites and ancillary benefits with “at-risk” forms of compensation such as performance-based cash bonuses and long-term equity incentive awards. In particular, the HR Committee believes that paying “fixed” forms of compensation that are competitive relative to our Compensation Peer Group (as defined below) helps to ensure that we maintain our ability to attract, motivate and retain individuals of superior ability and managerial talent in key positions. Likewise, the HR Committee believes that awarding “at-risk” forms of compensation helps to further align our employees’ interests with those of our stockholders by providing incentives for superior performance relative to established goals, while also encouraging employees to value our long-term performance. Thus, our compensation program allows us to reward short-term achievement of objectives and to foster long-term participation in our success.

We utilize four basic categories of compensation. First, we set base salaries at levels designed to attract and retain qualified executives based on their levels of experience relevant to our business. Second, we offer performance-based cash bonuses meant to reward achievement of certain key financial and operational goals.

Third, we grant long-term equity incentive awards, which vest over time, to encourage sustained loyalty and performance and to foster in each executive a sense of ownership and shared purpose. Finally, we may offer specific additional perquisites and ancillary benefits that the HR Committee has determined to be widely offered within our Compensation Peer Group (as defined below).

To date, the HR Committee has not established any formal policy or target for the relative balance of “fixed” and “at-risk” compensation. However, in light of the importance of uniting the concepts of personal performance with our corporate performance and success, a significant percentage of the total compensation for our executive officers is generally allocated to “at-risk” forms of compensation, such as performance-based cash bonuses which reward achievement of our fiscal year objectives and long-term equity incentive awards which reward increasing our value over the long term.

Process for Setting Executive Compensation

The HR Committee understands that we compete with many companies for executive-level talent. Accordingly, the HR Committee strives to implement compensation packages for our executive officers that are competitive with the total compensation paid to similarly situated executives of the companies comprising what we refer to as our “Compensation Peer Group”. The members of this “Compensation Peer Group” may vary depending on the nature of the executive role being considered, and in fiscal year 2008 were selected based upon an analysis of recent public filings performed by our Compensation Consultant (as defined below). The Compensation Peer Group included 15 companies in the same Standard & Poors industry classification as Accelrys. The companies ranged from $52 million to $111 million in annual revenues; 147 to 628 employees; a loss of $13 million to a profit of $10 million; and $108 million to $327 million in market capitalization. As the HR Committee may deem appropriate, in the case of certain executive roles, it may refer to the practices of similarly situated companies within the high-technology sector and, in the case of other executive roles, it may refer more generally to the practices of companies similar to ours in terms of size, location, operations, etc. In addition to comparing compensation levels to the appropriate Compensation Peer Group, the HR Committee also incorporates salary survey data from the Radford High Technology Survey to determine appropriate compensation levels. The committee is also tasked with determining the appropriate metrics that will be used to define the various performance goals underlying certain elements of the “at-risk” compensation we offer.

Ultimately, the HR Committee makes all compensation decisions for our executive officers. These decisions will be based on data obtained by the HR Committee from relevant compensation surveys and other data sources, as well as individual performance, internal comparables and other related factors as deemed appropriate by the members of the committee. Per its charter, however, the HR Committee has the authority to engage the services of outside advisors, experts and others to assist it in fulfilling its duties. In accordance with this authority, for fiscal year 2008, the HR Committee consulted with Frederic W. Cook & Co., Inc., an independent compensation consultant (the “Compensation Consultant”), to advise it on matters related to the compensation and benefits of our Chief Executive Officer and other executives, as well as the compensation of our independent directors. The Compensation Consultant was engaged by, reported to, and received compensation approved by the HR Committee (rather than the Company itself). In addition, from time to time, the HR Committee may solicit the input of our Chief Executive Officer, Mark J. Emkjer, our Vice President of Human Resources, Judith Ohrn Hicks, and our General Counsel, David R. Mersten, with respect to executive compensation matters.

Executive Compensation Components

The following discussion further describes the components and mix of compensation we pay to our executive officers, as well as how we generally determine the amount of each component. It also explains how each component of compensation fits into our overall compensation objectives and affects decisions regarding other components of compensation. This discussion and analysis should be read together with the Summary Compensation Table and the Grants of Plan-Based Awards Table (and the related narrative disclosure for each such table) that appear directly following this Compensation Discussion and Analysis.

As referenced above, for fiscal year 2008, the principal components of compensation for our executive officers were:

•	base salary;

•	performance-based cash bonuses;

•	long-term equity incentive awards; and

•	certain other perquisites and ancillary benefits.

Each of these components is described in greater detail below.

Base Salary

We provide our executive officers and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility, with appropriate reference to market data from the Compensation Peer Group.

During its review of base salaries for executive officers for fiscal year 2008, the HR Committee primarily considered:

•	Compensation Peer Group market data provided by our Compensation Consultant along with data published by independent third-party sources;

•	the results of its own internal review and appraisal of the executive’s compensation, both individually and relative to other executive officers; and

•	the individual performance and scope of responsibility of the executive.

Base salary levels are considered annually as part of our performance review process, as well as upon a promotion or other material change in job responsibility. Changes in base salary levels may be merit-based or circumstance-based as determined to be appropriate by the HR Committee. In reviewing individual executive performance, the HR Committee considered factors including functional role expertise, leadership skills, business and financial acumen, ability to drive results, and the executive’s overall performance in his or her position. Thereafter, the HR Committee approved base salary increases in an average amount of 3.4% for all executive officers (with increases for our Named Executive Officers ranging from 0% to 5.0%), effective as of April 1, 2007.

Performance-Based Cash Incentive Compensation

Our Management Incentive Plan (the “Cash Incentive Plan”) is one of the key components of the “at-risk” compensation we offer to our executives. The Cash Incentive Plan allows each executive officer to earn up to 200% of his or her target incentive amount based upon actual achievement as compared to certain specified corporate performance targets set by the HR Committee. In setting these performance targets, the HR Committee’s goal is to set targets which are challenging, reflect the business conditions within our markets, and are consistent with achieving our short and long-term goals. By so doing, the HR Committee believes we can leverage this compensation element to align the personal performance objectives of our executive officers with our annual performance objectives. The Cash Incentive Plan also allows the HR Committee to exercise discretion over various elements of the Cash Incentive Plan, including the amounts of the awards ultimately earned under the Cash Incentive Plan. Accordingly, the HR Committee reserves the right to modify individual incentive targets, specified corporate performance targets, or payments levels—in each case, upwards or downwards—in order to maintain the appropriate levels of retention and reward value as individual, company, or market conditions may dictate.

During the first quarter of fiscal year 2008, the HR Committee selected the specific group of employees eligible to participate in the Cash Incentive Plan, established the specific corporate performance targets for the year, and set target bonus levels for each participant. The HR Committee also reviewed the participants’ target bonus percentages. After such review, the HR Committee increased the Chief Executive Officer’s target percentage from 85% to 100% of his base salary, while maintaining his 2007 base salary. The HR Committee did so in order to provide greater focus on the goals set forth in the Cash Incentive Plan. The HR Committee also reviewed the incentive targets of one officer who joined the Company during fiscal year 2008, Rohit Shyam, Vice President of Marketing, and set his target bonus percentage at 40% of his base salary, consistent with the target percentage rates of the majority of the Company’s other officers. We filed the fiscal year 2008 Cash Incentive Plan document as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2007. As noted in that filing, the target incentive amount (represented as a percentage of base salary) for the other participating executive officers is 40% with the exception of the: (i) Senior Vice President of Sales, whose target percentage is 60% of base salary (with greater emphasis on the order intake target, which comprised 62.5% of his performance targets); and (ii) Chief Financial Officer, whose target percentage is 50% of base salary.

The Cash Incentive Plan takes into account both corporate and individual performance components. The corporate performance component consists of two, equally-weighted, financial metrics, non-GAAP operating income and product orders targets, which collectively comprise 80% of the total target bonus. The individual performance component, which consists of individual performance objectives, comprises 20% of the total target bonus. Performance against individual performance objectives is determined at the sole discretion of our Chief Executive Officer and payment is awarded upon approval by the HR Committee. Upon completion of the fiscal year, the HR Committee assessed the performance of the Company against each corporate performance component and determined that we had overachieved against one of our targets and slightly underachieved against the other target of the Cash Incentive Plan. With respect to the individual performance components, our Chief Executive Officer assessed the performance of each executive officer based on achievement of the individual performance targets and made his determinations as to the 20% discretionary portion of the total target bonus, which was approved by the HR Committee. Accordingly, pursuant to the terms of the Cash Incentive Plan, the HR Committee approved bonus payments to participants in an amount of up to 100% of each participant’s target incentive amount for the year. These payments were pro-rated for our officers who were not employed for the entire fiscal year 2008.

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation program is another key component of our “at-risk” compensation package. However, whereas other components such as performance-based cash compensation ultimately tie individual success to predefined corporate performance targets, the value of our long-term incentive compensation program is even more directly related to the value we create for our stockholders via appreciating stock prices.

Under the long-term equity incentive compensation program, grants of equity-based awards are generally made to Named Executive Officers and other eligible employees upon commencement of employment with us, promotion to a new role, and/or annually thereafter following our earnings release for the prior fiscal year and based upon eligibility and performance criteria upon completion of our annual prior-year performance review process. When making equity award decisions, the HR Committee considers market data relating to the Compensation Peer Group, the grant size, the forms of long-term equity compensation available to it under existing plans, the status of awards granted in previous years, our performance, the value of a specific position to us and individual performance criteria . All long-term equity incentive compensation awards are currently granted pursuant to the 2004 Plan.

In fiscal year 2008, the HR Committee utilized the “shareholder value transfer” approach to administering its long-term incentive compensation program. Under this approach, the Committee referred to relevant market data relating to the Compensation Peer Group and in consultation with the Compensation Consultant, determined an appropriate percentage of our market capitalization to be utilized in connection with the long-term incentive compensation program. From this percentage, the HR Committee, by factoring in the anticipated value of awards, derived the proper number of shares of common stock to be reserved for the equity incentive award pool. Finally, based on relevant market data and input from the Compensation Consultant, the HR Committee calculated the relative sizes of equity awards to be made to eligible recipients.

As a result of the approach described above, the HR Committee has determined that approximately 2% of our market capitalization, reflecting the Compensation Peer Group median, will be utilized in connection with the long-term incentive compensation program for fiscal year 2008, resulting in approximately 500,000 RSUs being reserved for the 2008 equity incentive award pool. Based upon the Compensation Consultant’s recommendations, the HR Committee decided to award approximately 40% of this available equity incentive award pool for fiscal year 2008 to executive officers. In deciding individual executive officer grants, the HR Committee reviewed the Compensation Consultant’s analysis of Compensation Peer Group data together with individual performance reviews provided by the Chief Executive Officer and made the resulting awards.

Perquisites and Other Ancillary Benefits

We provide the Named Executive Officers and other employees with perquisites and other ancillary benefits that the HR Committee believes are consistent with its objectives and philosophy set forth above. A description of these perquisites and other ancillary benefits, which the HR Committee periodically reviews and adjusts as deemed necessary, are set forth below.

Employee Stock Purchase Plan. In order to encourage ownership of our stock and to align our employees’ interests with our stockholders, all employees are eligible to participate in our 2005 Employee Stock Purchase Plan (the “Purchase Plan”). However, no employee may be granted an opportunity to purchase stock under the Purchase Plan if immediately after the grant, he or she would own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock. The Purchase Plan permits participants to purchase shares of common stock through payroll deductions of up to 10% of their total annual compensation resulting in the purchase of up to 1,000 shares of our stock in any given six month period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of our common stock either at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period and, if they elect to do so, are paid their accumulated payroll deductions to date, without interest. Participation in the Purchase Plan ends automatically upon termination of employment with us, at which time we refund to the employee accumulated payroll deductions, without interest, through the date of such termination.

Retirement Benefits. All of our employees in the United States are eligible to participate in our 401(k) Savings Plan (the “Savings Plan”). The Savings Plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees, including the Named Executive Officers, are permitted to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We match 50% of the first 8% of pay that is contributed to the Savings Plan by each participant each year. Our matching contributions vest over a three-year period and an employee forfeits any unvested dollar amounts in the event of his or her termination of employment prior to the completion of the applicable vesting period. Once an employee completes three years of service with us, all matching contributions, including those made by us following such three-year period, are fully vested.

Life and Long Term Disability Insurance. All of our Named Executive Officers and other executive officers in the United States are enrolled in our group life and disability insurance plans. All executive participants are entitled to a benefit under the group life insurance plan equal to two times their annual base salary and target annual incentive in effect on the date of death, up to a maximum benefit of $1,000,000. The long term disability plan provides a monthly benefit to executive officers in the event of disability of 60% of the participant’s annual base salary to a maximum monthly amount of $10,450.00.

Executive Deferred Compensation Plan. Historically, all of our Named Executive Officers and other executive officers in the United States were eligible to defer up to 100% of their annual compensation under the terms of our Executive Deferred Compensation Plan (the “EDC Plan”). In May 2007, the HR Committee elected to terminate the EDC Plan, under which no awards were made fiscal year 2008. Plan balances will be distributed during the second quarter of fiscal year 2009.

Tax and Accounting Implications

As part of its role in developing and overseeing our compensation programs, the HR Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Named Executive Officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m). The HR Committee generally intends to comply with the requirements for full deductibility of executive compensation under Section 162(m). However, the HR Committee will balance the costs and burdens involved in such compliance against the value to us and our stockholders of the tax benefits that we would obtain as a result, and may in certain instances pay compensation that is not fully deductible if, in its determination, such costs and burdens outweigh such benefits.

In granting awards pursuant to the long-term equity incentive compensation program, the HR Committee considers the effect of SFAS No. 123R, which requires companies to estimate and record as expense the fair value of share-based payment awards on the date of grant using an option-pricing model. When determining the appropriate form of incentive award (e.g., stock options, restricted stock, RSUs, or stock appreciation rights), the HR Committee’s goal is to weigh the cost of these grants with their potential benefits as a compensation tool. In part due to the adoption of SFAS No. 123R and resulting compensation expense associated with the granting of stock awards (as discussed above), the HR Committee awarded RSUs, as well as stock options to the Named Executive Officers in fiscal year 2008.

Executive Employment Agreements.

Historically, our Chief Executive Officer had been employed in accordance with the terms of an employment agreement entered into upon his joining a subsidiary of ours in December 2002. Other executive officers were employed pursuant to employment letters with varying terms executed prior to their joining us. During fiscal year 2006, the HR Committee commenced extensive consultation with the Compensation Consultant with the objective of creating a standardized set of employment terms, including terms pertaining to separation and change of control, based on relevant market data from the Compensation Peer Group. In May 2006 for the Chief Executive Officer and in October 2006 for certain other executive officers, the HR Committee approved the terms of these employment agreements, the details of which are set forth elsewhere in this proxy statement.

Report of the Human Resources Committee of the Board of Directors

The Human Resources Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Human Resources Committee:

Ricardo B. Levy, Ph.D., Chairman

Kenneth L. Coleman

Christopher J. Steffen

Jeffrey Rodek

Executive Officers

The current executive officers of Accelrys are:

Name	Age	Position
Mark J. Emkjer	52	Chief Executive Officer and President
Rick E. Russo	57	Senior Vice President and Chief Financial Officer
Richard C. G. Murphy	45	Senior Vice President, Worldwide Sales and Services
David R. Mersten	43	Senior Vice President, General Counsel and Secretary
Frank K. Brown	49	Senior Vice President and Chief Science Officer
Rohit Shyam	40	Vice President, Marketing
Mathew Hahn	48	Vice President, Research and Development
Judith Ohrn Hicks	44	Vice President, Human Resources

Mark J. Emkjer currently serves as our President and Chief Executive Officer and has served as a member of the Board since 2004. Prior to joining Accelrys in 2002, Mr. Emkjer served as President and Chief Operating Officer of Sunquest Information Systems, Inc., an information technology company developing laboratory, radiology and pharmacy systems and supplying the high-end integrated delivery network market, from 1999 to 2002. Mr. Emkjer also served as President and Chief Executive Officer of Pace Health Management Systems, Inc., a provider of clinical decision support software, from 1996 to 1999. From 1990 to 1995, Mr. Emkjer served as President and Chief Executive Officer of Hospital Cost Consultants LLC, an information technology company providing managed care and financial systems to hospitals worldwide.

Rick E. Russo has served as our Senior Vice President and Chief Financial Officer since 2006. Prior to joining Accelrys, from 2000 through 2006, Mr. Russo served as the Chief Financial Officer of Captiva Software Corporation (“Captiva”), a leading global provider of automatic data capture software and enterprise input management solutions. Captiva was a publicly held company prior to its acquisition by EMC Corporation in December 2005. Mr. Russo was Vice President of Finance at Epicor Software Corporation (formerly Data Works, an ERP software company) from 1992 through 2000. From 1982 to 1991, Mr. Russo was Vice President of Finance for Media Duplication Services Ltd., a wholly-owned subsidiary of Polaroid Corporation that provides software manufacturing services, and Controller for Media Systems Technology, Inc., a manufacturer of disk duplication hardware.

Richard C. G. Murphy has served as our Senior Vice President, Worldwide Sales and Services since 2005. Prior to joining Accelrys, Mr. Murphy held a number of positions involving increasing managerial responsibility with MSC Software, a world leader in Mechanical Computer-Aided Engineering (MCAE) software and IT solutions, most recently in the role of Senior Vice President, General Manager, and Chief Sales Officer.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

Frank K. Brown, Ph.D., has served as our Senior Vice President and Chief Science Officer since 2006. Prior to joining Accelrys, from 1997 to 2006, Dr. Brown held positions of increasing responsibility at Johnson & Johnson, one of the world’s largest pharmaceutical companies. Most recently, he held the position of Senior Research Fellow within the Office of the Chief Information Officer.

Rohit Shyam has served as our Vice President of Marketing since February 2008 and as Vice President, Corporate Development and Strategy since 2007. Prior to joining Accelrys, Mr. Shyam served as Partner, Senior Strategy Expert, and Solution Director for Computer Sciences Corporation in the Global Health Solutions sector. Prior to joining Computer Sciences Corporation, Mr. Shyam was a Principal at IBM, where he helped launch its life sciences practice.

Mathew Hahn, Ph.D. has served as our Vice President of Research and Development since April 2008. From 2006 to 2008, Dr. Hahn served as Vice President of Platform Strategy and Technologies, and from 2005 to 2006, Dr. Hahn served as our Vice President, Chief Science and Technology Officer. From 2004 to 2005, Dr. Hahn served as Vice President, General Manager of SciTegic, a wholly owned subsidiary of the Company that Dr. Hahn co-founded in 1999. Prior to founding SciTegic, Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Judith Ohrn Hicks has served as our Vice President, Human Resources since 1999. Mrs. Ohrn Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with the specialty retail division of General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc., a publicly-traded company, in June 1996.

There are no family relationships among any executive officers of Accelrys. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any executive officer of Accelrys.

Summary Compensation Table

The following summary compensation table sets forth certain information concerning cash and non-cash compensation paid to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers (including our former Vice President, Research and Development), and our former Vice President, Marketing and Corporate Development (collectively referred to as the “Named Executive Officers”) during our fiscal year ended March 31, 2008.

Name and Principal Position	Year	Salary		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Compensation (3)		All Other Compensation		Total
Current Executive Officers
Mark J. Emkjer	2008	$400,000	(4)	$206,587	$397,705	$400,000		$10,695	(5)	$1,414,987
President and Chief Executive Officer	2007	400,000	(6)	117,542	706,009	350,200		8,742	(7)	1,582,493

Rick E. Russo	2008	255,000	(8)	77,637	106,111	127,500		11,781	(9)	578,029
Senior Vice President and Chief Financial Officer	2007	125,000	(10)	25,168	52,186	64,375		2,724	(11)	269,453

David R. Mersten	2008	252,000		98,883	94,842	100,800		8,344	(12)	554,869
Senior Vice President, General Counsel and Secretary	2007	240,000		45,930	90,187	98,880		8,028	(13)	483,025

Frank K. Brown, Ph.D.	2008	244,800		68,984	85,165	97,920		51,933	(14)	548,802
Vice President and Chief Science Officer	2007	114,615		24,269	40,255	49,440		8,979	(15)	237,558

Former Executive Officers
Nicholas Austin (16)	2008	253,424	(17)	120,190	114,080	101,370	(18)	45,397	(19)	634,461
Vice President, Research and Development	2007	238,908	(20)	73,773	124,707	98,880	(21)	378	(22)	536,646

R. William Taylor (23)	2008	211,705		10,479	93,405	—		356,110	(24)	671,699
Former Vice President, Marketing and Corporate Development	2007	240,000		36,744	107,521	98,880		770	(22)	483,915

(1)	The amounts shown under the “Stock Awards” column represent share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for RSUs granted to each Named Executive Officer.

(2)	The amounts shown under the “Option Awards” column represent share-based compensation expense we recognized for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS No. 123R for stock options granted to each Named Executive Officer.

(3)	The amounts shown under the “Non-Equity Incentive Compensation” column represent annual management incentive bonuses earned in each fiscal year. Amounts earned were paid in the following fiscal year.

(4)	Pursuant to our EDC Plan, less than 1% of Mr. Emkjer’s pre-tax base salary was deferred and contributed to the EDC Plan.

(5)	Represents a company 401(K) plan matching contribution of $7,935 and group term life insurance premiums of $2,760 paid on behalf of Mr. Emkjer.

(6)	Pursuant to our EDC Plan, 2% of Mr. Emkjer’s pre-tax base salary was deferred and contributed to the EDC Plan.

(7)	Represents a company 401(K) plan matching contribution of $7,225 and group term life insurance premiums of $1,517 paid on behalf of Mr. Emkjer.

(8)	Pursuant to our EDC Plan, 3% of Mr. Russo’s pre-tax base salary was deferred and contributed to the EDC Plan.

(9)	Represents a company 401(K) plan matching contribution of $8,098 and group term life insurance premiums of $3,683 paid on behalf of Mr. Russo.

(10)	Pursuant to our EDC Plan, 20% of Mr. Russo’s pre-tax base salary was deferred and contributed to the EDC Plan.

(11)	Represents a company 401(K) plan matching contribution of $1,563 and group term life insurance premiums of $1,161 paid on behalf of Mr. Russo.

(12)	Represents a company 401(K) plan matching contribution of $7,560 and group term life insurance premiums of $784 paid on behalf of Mr. Mersten.

(13)	Represents a company 401(K) plan matching contribution of $7,521 and group term life insurance premiums of $507 paid on behalf of Mr. Mersten.

(14)	Represents relocation related benefits of $43,443, a company 401(K) plan matching contribution of $7,260 and group term life insurance premiums of $1,230 paid on behalf of Dr. Brown. Dr. Brown is entitled to be reimbursed for up to $125,000 in expenses incurred in connection with his relocation to San Diego upon commencing employment with us in October 2006, of which $74,765 has not been paid.

(15)	Represents relocation related benefits of $6,792, a company 401(K) plan matching contribution of $1,800 and group term life insurance premiums of $387 paid on behalf of Dr. Brown.

(16)	As discussed further below, Mr. Austin’s employment as our Vice President, Research and Development terminated in April 2008.

(17)	Represents £126,000 converted to U.S. dollars using an average exchange rate of $2.0113 to £1.00.

(18)	Represents £50,400 converted to U.S. dollars using an average exchange rate of $2.0113 to £1.00.

(19)	Represents a vacation benefit payout of £22,571 converted to U.S. dollars using an average exchange rate of $2.0113 to £1.00.

(20)	Mr. Austin’s fiscal year 2007 salary includes £30,000, converted to U.S. dollars using an average exchange rate of $1.9636 to £1.00, earned by Mr. Austin subsequent to his relocation to our office in the United Kingdom effective January 1, 2007.

(21)	Mr. Austin’s fiscal year 2007 incentive compensation was calculated in U.S. dollars based on his annual salary of $240,000 prior to his transfer to our U.K. office.

(22)	Represents group term life insurance premiums paid on behalf of the Named Executive Officer.

(23)	As discussed further below, Mr. Taylor’s employment as our Vice President, Marketing and Corporate Development terminated in February 2008.

(24)	Represents a vacation benefit payout of $9,010, group term life insurance premiums of $1,020 paid on behalf of Mr. Taylor, and severance benefits of $346,080, of which $49,989 was paid during fiscal year 2008. The remaining amounts will be paid in equal semi-monthly installments through February 2009.

Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards granted by us during the year ended March 31, 2008 to each of the Named Executive Officers.

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				All Other Stock Awards: Number Of Shares Of Stock or Units (3)	All Other Option Awards: Number Of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock And Option Awards (6)
			Target		Maximum
Current Executive Officers
Mark J. Emkjer	—	—	$400,000		$800,000		—	—	—	—
	6/1/2007	5/29/2007	—		—		50,000	—	—	$318,000
	6/1/2007	5/29/2007	—		—		—	25,000	$6.36	83,693

Rick E. Russo	—	—	127,500		255,000		—	—	—
	6/1/2007	5/29/2007	—		—		15,000	—	—	95,400

David R. Mersten	—	—	100,800		201,600		—	—	—	—
	6/1/2007	5/29/2007	—		—		22,500	—	—	143,100

Frank K. Brown, Ph.D.	—	—	97,920		195,840		—	—	—	—
	6/1/2007	5/29/2007	—		—		10,000	—	—	63,600

Former Executive Officers
Nicholas Austin	—	—	101,370	(7)	202,740	(7)	—	—	—	—
	6/1/2007	5/29/2007	—		—		20,000	—	—	127,200

R. William Taylor (8)	6/1/2007	5/29/2007	—		—		17,500	—	—	111,300

(1)	These awards were approved by the Human Resources Committee of the Board with an effective date of June 1, 2007.

(2)	Executive officers are eligible to receive cash bonuses under our fiscal year 2008 Management Incentive Plan based on the achievement of certain corporate performance goals. Payments are based on achieving certain non-GAAP operating income and orders bookings targets, as well as certain individual performance objectives, as described in the Compensation Discussion and Analysis. The target payments are based on achieving the targeted level of performance and range from 40% to 100% of annual base salary per officer, prorated for the amount of time employed during fiscal year 2008. The maximum payments are based on achievement of the plan maximum, which allowed for 200% of the target amount payable in the event of over-achievement. The actual amounts earned by each Named Executive Officer for fiscal year 2008 are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation”.

(3)	The RSUs vest in equal annual installments over the three-year period commencing on the date of grant.

(4)	One-quarter of the stock options granted vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter so that the stock option will be fully vested on the fourth anniversary of the date of grant.

(5)	In accordance with the terms of our stock plans, the exercise price of stock options awarded is the closing market price of our common stock on the NASDAQ Global Market on the date of grant.

(6)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column are equal to the aggregate grant date fair value of each RSU and stock option award computed in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

(7)	The target and maximum amounts for Mr. Austin’s fiscal year 2008 incentive compensation were calculated based on a target amount of £50,400 converted to U.S. dollars using an average exchange rate of $2.0113 to £1.00.

(8)	The RSUs granted to Mr. Taylor were cancelled upon his termination of employment on February 8, 2008.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

For a narrative discussion of the Summary Compensation Table and the Grants of Plan Based Awards table, see the footnotes to the tables as well as the Compensation Discussion and Analysis. In addition, below is a description of the material compensation-related terms of all employment agreements in effect during fiscal year 2008 with the Named Executive Officers. For a description of the payments and benefits that would be provided to the Named Executive Officers in connection with a termination of their employment or a change in control, see Termination of Employment and Change in Control Arrangements.

Current Named Executive Officers

Mark J. Emkjer

In May 2006, we entered into an employment agreement with Mark J. Emkjer, our current President and Chief Executive Officer. Pursuant to the terms of the employment agreement, Mr. Emkjer is entitled to receive an annual base salary in the amount of $400,000, which amount is subject to annual review by the HR Committee. Mr. Emkjer is also entitled to participate in our management incentive plan with a targeted bonus of 100% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Emkjer is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Emkjer is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Rick E. Russo

In October 2006, we entered into an employment agreement with Rick E. Russo to become our Senior Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Russo is entitled to receive an annual base salary of $255,000, subject to annual review by the HR Committee, and is eligible to participate in our management incentive plan with a targeted bonus of 50% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Russo is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Russo is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

David R. Mersten

In October 2006, we entered into an employment agreement with David R. Mersten, our current Senior Vice President, General Counsel and Secretary. Pursuant to the agreement, Mr. Mersten will be paid an annual base salary of $252,000, subject to annual review by the HR Committee, and is eligible to participate in our sales management incentive plan with a targeted bonus of 40% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Mr. Mersten is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Mr. Mersten is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Frank K. Brown, Ph.D.

In October 2006, we entered into an employment agreement with Frank K. Brown, Ph.D., our current Chief Science Officer. Pursuant to the agreement, Dr. Brown will be paid an annual base salary of $244,800, subject to annual review by the HR Committee, and is eligible to participate in our management incentive plan with a targeted bonus of 40% of his base salary, which may be earned upon the achievement of corporate and individual objectives. Dr. Brown is also entitled to medical, dental and disability coverage and 401(k) plan, life insurance and other benefit eligibility comparable to that provided to other salaried employees. Dr. Brown is entitled to receive certain severance payments and benefits in the event his employment is terminated by us without cause, by him for good reason or in connection with a change of control, as discussed under Potential Payments Upon Termination or Change in Control.

Former Named Executive Officers

Nicholas Austin

On April 14, 2008, we entered into a Separation Agreement and Release with Nicholas Austin, former Vice President, Research and Development. Pursuant to the terms of the agreement, Mr. Austin’s employment as our Vice President, Research and Development was terminated, but he remained employed with us through June 30, 2008, at which time all claims against us were released. Mr. Austin received £94,000 in severance payments in connection with his termination of employment, which was paid in the first quarter of fiscal year 2009.

R. William Taylor

On February 5, 2008, we entered into a Separation Agreement and Release with R. William Taylor, our former Senior Vice President, Marketing. Pursuant to the terms of the agreement, Mr. Taylor released all claims against us. We awarded Mr. Taylor $346,080 of salary continuation, of which $49,989 was paid in fiscal year 2008. The remaining $296,091 will be paid in equal semi-monthly installments through February 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers as of March 31, 2008. Each equity grant is shown separately for each Named Executive Officer.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Stock Units That Have Not Vested		Market Value of Stock Units that Have Not Vested (2)
Current Executive Officers
Mark J. Emkjer	339,839	—		$6.65	12/9/2012	—		—
	67,967	—		4.57	2/5/2013	—		—
	40,780	—		14.37	3/16/2014	—		—
	95,833	4,167	(3)	9.35	5/10/2014	—		—
	65,625	84,375	(4)	7.09	6/20/2016	—		—
	—	25,000	(5)	6.36	6/1/2017	—		—
	—	—		—	—	33,333	(6)	$182,665
	—	—		—	—	50,000	(7)	274,000

Rick E. Russo	44,270	80,730	(8)	6.13	10/2/2016	—		—
	—	—		—	—	16,666	(9)	91,330
	—	—		—	—	15,000	(7)	82,200

David R. Mersten	72,916	27,084	(10)	5.49	4/11/2015	—		—
	8,750	11,250	(11)	7.09	6/20/2016
	—	—		—	—	16,666	(6)	127,600
	—	—		—	—	22,500	(7)	123,300

Frank K. Brown, Ph.D.	35,416	64,584	(12)	6.15	10/9/2016	—		—
	—	—		—	—	16,666	(13)	91,330
	—	—		—	—	10,000	(7)	54,800

Former Executive Officers
Nicholas Austin	9,515	—		6.53	5/28/2009	—		—
	27,186	—		8.58	9/24/2011	—		—
	10,194	—		6.99	10/17/2012	—		—
	16,991	—		4.57	2/5/2013	—		—
	20,389	—		5.52	4/14/2013	—		—
	36,561	8,439	(14)	7.44	12/20/2014	—		—
	10,937	14,063	(15)	7.09	6/20/2016	—		—
	—	—		—	—	16,666	(16)	91,330
	—	—		—	—	7,745	(17)	42,443
	—	—		—	—	20,000	(18)	109,600

R. William Taylor (19)	64,062	—		6.13	5/8/2008	—		—
	19,270	—		7.44	5/8/2008	—		—
	9,895	—		7.09	5/8/2008	—		—

(1)	One-quarter of the stock options vest upon the first anniversary of the date of grant and 1/48th of the shares vest monthly thereafter as set forth below.

(2)	The market value of the RSUs which have not vested is based on the closing market price of our common stock on the NASDAQ Global Market on March 31, 2008 ($5.48 per share).

(3)	The unexercisable shares relating to the option award vest at a rate of 2,083 options per month and will be fully vested on May 10, 2008.

(4)	Of the unvested stock options as of March 31, 2008, 3,125 of the options vest monthly and will be fully vested on June 20, 2010.

(5)	One-quarter of the stock options vest on June 1, 2008 and 1/48th of the options vest monthly thereafter and will be fully vested on June 1, 2011.

(6)	The unvested RSUs as of March 31, 2008 vest in equal annual installments on June 20, 2008 and June 20, 2009.

(7)	The unvested RSUs as of March 31, 2008 vest in equal annual installments on June 1, 2008, June 1, 2009 and June 1, 2010.

(8)	The unexercisable shares relating to the option award vest at a rate of 2,604 options per month and will be fully vested on October 2, 2010.

(9)	The unvested RSUs as of March 31, 2008 vest in equal annual installments on October 2, 2008 and October 2, 2009.

(10)	The unexercisable shares relating to the option award vest at a rate of 2,083 options per month and will be fully vested on April 11, 2009.

(11)	The unexercisable shares relating to the option award vest at a rate of 417 options per month and will be fully vested on June 20, 2010.

(12)	The unexercisable shares relating to the option award vest at a rate of 2,083 options per month and will be fully vested on October 9, 2010.

(13)	The unvested RSUs as of March 31, 2008 vest in equal annual installments on October 9, 2008 and October 9, 2009.

(14)	The unexercisable shares relating to the option award vest at a rate of 938 options per month. An additional 2,813 stock options vested through Mr. Austin’s termination of employment on June 30, 2008. The vested options expire on September 28, 2008.

(15)	The unexercisable shares relating to the option award vest at a rate of 521 options per month. An additional 1,563 stock options vested through Mr. Austin’s termination of employment on June 30, 2008. The vested options expire on September 28, 2008.

(16)	8,334 shares vested on June 20, 2008. The remaining unvested RSUs were cancelled upon Mr. Austin’s termination of employment on June 30, 2008.

(17)	The unvested RSUs were cancelled upon Mr. Austin’s termination of employment on June 30, 2008.

(18)	6,667 shares vested on June 1, 2008. The remaining unvested RSUs were cancelled upon Mr. Austin’s termination of employment on June 30, 2008.

(19)	Mr. Taylor’s outstanding stock options expired 90 days after his termination of employment on February 5, 2008 in accordance with the 2004 Amended and Restated Stock Incentive Plan.

Option Exercises and Stock Vested

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2008 regarding exercises of stock options and vesting of restricted stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Current Executive Officers
Mark J. Emkjer	—	$—	16,667	(1)	$98,169	(2)
Rick E. Russo	—	—	8,334		62,172	(3)
David R. Mersten	—	—	8,334	(4)	49,087	(2)
Frank K. Brown, Ph.D.	—	—	8,334		57,838	(5)

Former Executive Officers
Nicholas Austin	—	—	8,334	(6)	49,087	(2)
	—	—	3,873	(7)	24,439	(8)
R. William Taylor	—	—	6,667		39,269	(2)

(1)	Included in the vested shares are 5,959 shares tendered to the Company for payment of payroll tax obligations.

(2)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on June 20, 2007, the date of vesting of the restricted stock awards ($5.89 per share).

(3)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on October 2, 2007, the date of vesting of the restricted stock awards ($7.46 per share).

(4)	Included in the vested shares are 2,980 shares tendered to the Company for payment of payroll tax obligations.

(5)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on October 9, 2007, the date of vesting of the restricted stock awards ($6.94 per share).

(6)	Included in the vested shares are 2,980 shares tendered to the Company for payment of payroll tax obligations.

(7)	Included in the vested shares are 1,588 shares tendered to the Company for payment of payroll tax obligations.

(8)	The value realized on vesting was calculated based on the closing market price of our common stock on the NASDAQ Global Market on August 26, 2007, the date of vesting of the restricted stock awards ($6.31 per share).

Non-Qualified Deferred Compensation

The following table sets forth information for the Named Executive Officers for the fiscal year ended March 31, 2008 with respect to our EDC Plan. Pursuant to the EDC Plan, executive officers and directors may contribute up to 90% of their base salary and 100% of all other forms of compensation. On May 29, 2007, the Human Resources Committee of our Board authorized the termination of the EDC Plan, including the bonus employer contribution, and the distribution of plan account balances to the participants. Plan balances will be distributed during the second quarter of fiscal year 2009.

Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Current Executive Officers
Mark J. Emkjer	$1,053	$—	$2,274	$—	$116,051	(2)
Rick E. Russo	8,500	—	(566)	—	28,971	(3)
David R. Mersten	—	—	—	—	—
Frank K. Brown, Ph.D.	—	—	—	—	—

Former Executive Officers
Nicholas Austin	—	—	629	—	16,109
R. William Taylor	—	—	—	—	—

(1)	The amounts reported in this column are included in the Summary Compensation Table under the column “Salary”.

(2)	$1,053 and $8,000 are included in the Summary Compensation Table under the column “Salary” for fiscal year 2008 and 2007, respectively.

(3)	$8,500 and $22,966 are included in the Summary Compensation Table under the column “Salary” for fiscal year 2008 and 2007, respectively.

Potential Payments Upon Termination of Employment or Change of Control

The payments and benefits the Named Executive Officers are entitled to receive in the event of termination of employment or change of control are set forth in their respective employment agreements, the relevant terms of which are more fully described below:

Employment Agreement with Mark J. Emkjer. Pursuant to the terms of Mr. Emkjer’s employment agreement, we may terminate Mr. Emkjer’s employment agreement upon two years notice. Such notice may be given commencing twelve months after execution of the agreement. However, even during the term of the agreement, Mr. Emkjer’s employment with us will be at-will, meaning that either we or Mr. Emkjer may terminate the employment relationship at any time. If Mr. Emkjer’s employment with us is terminated by us during the term without “cause” or by Mr. Emkjer for “good reason”, Mr. Emkjer will be entitled to receive, subject to his continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in the employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of two years following the date of termination; (2) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of two years following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to two years following the date of termination.

In addition, if Mr. Emkjer’s employment with us is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” which takes place during the term of the employment agreement, Mr. Emkjer will be entitled to receive, subject to his continued

compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in the employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to two years following the date of termination. In addition, all stock awards issued to Mr. Emkjer pursuant to our stock incentive plans will automatically accelerate and become vested in full as of the date of termination. Additionally, all stock options granted subsequent to the execution of the above mentioned employment agreements with Mr. Emkjer will be exercisable during the earlier of 1 year following the date of termination or the original expiration date of the stock option. All stock options granted prior to execution of the above mentioned employment agreements which have an exercise period shorter than that described above and are out-of-the-money will be exercisable during the later of December 31st of the year in which the option would have expired pursuant to the applicable agreement or 2 1/2 months following the date in which such options would have otherwise expired pursuant to the applicable agreement. Certain of the stock options granted to Mr. Emkjer have a provision which upon his termination of employment allows him to exercise the options during the 12 months following his termination of employment. For those options that do not have this provision, upon his termination of employment the options are exercisable as described above.

The timing of payments to Mr. Emkjer of his severance payments and benefits under his employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. All payments are subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

Employment Agreements with Other Current Executives. Pursuant to the terms of the employment agreements with Rick E. Russo, Nicholas Austin, David R. Mersten and Frank K. Brown, Ph.D., we may terminate each such employment agreement upon two years notice. Such notice may be given to the applicable executive commencing twelve months after execution of such executive’s employment agreement. However, even during the term of each employment agreement, each executive’s employment with us will be at-will, meaning that either we or such executive may terminate the employment relationship at any time. If an executive’s employment with us is terminated by us during the term without “cause” or by the executive for “good reason”, such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits consisting of: (1) an amount equal to such executive’s then-current base salary, payable in equal monthly installments over twelve months following the date of termination; (2) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to such executive’s then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of twelve months following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to twelve months following the date of termination.

In addition, if an executive’s employment with us is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” which takes place during the term of the applicable employment agreement, such executive will be entitled to receive, subject to such executive’s continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in such executive’s employment agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of such executive’s then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) a pro-rated amount equal to the incentive bonus that such executive would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of such executive’s then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to one year following the date of termination. In addition, all stock awards issued to such executive pursuant to our stock incentive plans will automatically accelerate and become vested in full as of the date of termination. Additionally, all stock options granted subsequent to the execution of the above mentioned employment agreements with our Named Executive Officers will be exercisable during the earlier of 1 year following the date of termination or the original expiration date of the stock option. All stock options granted prior to execution of the above mentioned employment agreements which have an exercise period shorter than that described above and are out-of-the-money will be exercisable during the later of December 31st of the year in which the option would have expired pursuant to the applicable agreement or 2 1/2 months following the date in which such options would have otherwise expired pursuant to the applicable agreement.

The timing of severance payments and benefits under the executive’s employment agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Payments are generally subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

For purposes of the above referenced employment agreements, and as used in the table below, the terms “Cause”, “Good Reason” and “Change in Control” have the following meanings:

Cause

“Cause” generally means:

(i) any material failure on the part of the executive to faithfully and professionally carry out his duties or to comply with any other material provision of the employment agreement;

(ii) executive’s dishonesty (which shall include without limitation any misuse or misappropriation of our assets), or other willful misconduct, if such dishonesty or other willful misconduct is intended to or likely to materially injure the business of the Company;

(iii) executive’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to executive’s employment;

(iv) executive’s insobriety or use of drugs, chemicals or controlled substances either in the course of performing executive’s duties and responsibilities under the employment agreement, or otherwise affecting the ability of executive to perform the same;

(v) executive’s failure to comply with a lawful written direction of the Company or the Board; or

(vi) any wanton or willful dereliction of duties by executive.

Good Reason

“Good Reason” generally means:

(i) the Company’s breach of any of the material terms of this agreement;

(ii) the Company’s relocating its office at which executive is principally employed on the date of execution of the employment agreement to a location which is more than fifty (50) miles from both executive’s residence and the offices of the Company at which executive is principally employed on the date of execution of the employment agreement, and requiring executive to commute to such location without executive’s written consent;

(iii) a material diminution in executive’s title, duties or responsibilities or conditions of his/her employment from those in effect on the date of execution of the employment agreement; or

(iv) a reduction of more than 10% in executive’s annual base salary then-in-effect without executive’s consent (other than such a reduction applicable generally to other senior executives of the Company)

As it relates to a change in control, “Good Reason” also means a reduction in the executive’s target bonus. For the avoidance of doubt, other than in the event of termination without cause or resignation for good reason under a change in control, executive’s bonus target percentage may be modified by the Board or a duly appointed committee thereof at any time at the Board’s or such committee’s sole discretion.

Change in Control

“Change in Control” generally means:

(i) any person (within the meaning of Section 13(d) or 14(d) of the Exchange Act), including a group within the meaning of such Section 13(d) but excluding the Company and any of its subsidiaries and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof (a “Person”), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (“Company Voting Securities”); or

(ii) the consummation of a merger or consolidation of the Company, or the acceptance by the stockholders of the Company of shares in a share exchange, where the Persons who were the beneficial owners of Company Voting Securities, outstanding immediately prior to such merger, consolidation or share exchange, do not beneficially own, directly or indirectly, immediately after such merger, consolidation or share exchange, securities representing more than fifty percent (50%) of the combined voting power of the then outstanding Company Voting Securities or voting securities of the Acquiring Company (as defined in the applicable employment agreements) in such merger, consolidation or share exchange, in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such merger, consolidation or share exchange; or

(iii) a sale, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, that a Change of Control shall not be deemed to have occurred where (x) the Company sells, exchanges or otherwise disposes or transfers all or substantially all of its assets to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of the Company Voting Securities immediately prior to such transaction and (y) such corporation expressly assumes this Agreement; or

(iv) such time as the Continuing Directors (as defined below) do not constitute at least a majority of the Board (or, if applicable, of a successor to the Company), where the term “Continuing Director” means at any date a member of the Board who was (x) a member of the Board on the date of this Agreement or (y) nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall be a Continuing Director).

The table below estimates the amount of compensation to be provided to each of the Named Executive Officers in the event of termination of such executive’s employment. These amounts are estimates of the amounts that would be paid or provided to the executives upon termination of employment or a change in control had the termination occurred on March 31, 2008. The actual amounts can only be determined at the time of such executive’s separation from the company and may, as described elsewhere in this proxy statement, be subject in certain circumstances to adjustment as a result of the operation of features such as the Section 280G gross-up provisions set forth in each executive’s employment agreement.

In the table below, the assumed payouts for the accelerated vesting of RSUs upon a change in control are calculated by multiplying $5.48, which is the closing market price of our common stock on the NASDAQ Global Market as of March 31, 2008, by the number of shares of RSUs that would have vested if the change in control had occurred on March 31, 2008. The assumed payouts for the accelerated vesting of stock options is calculated by taking the difference between the exercise price of the stock option and $5.48 and multiplying that by the number of stock options which would become vested if the change in control had occurred on March 31, 2008. There are no amounts reported in the table below for the accelerated vesting of stock options with an exercise price greater than $5.48 per share on March 31, 2008 as the Named Executive Officer would receive no benefit for the accelerated vesting of those options. These assumed payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual benefit the executive would receive.

These payments are dependent on both a change of control and a termination of employment under circumstances specified in the applicable employment agreements. In addition, our various equity compensation plans pursuant to which the Named Executive Officers obtained equity awards generally contain provisions which accelerate the vesting of the equity awards in connection with termination of employment pursuant to a change of control. These provisions apply to all recipients of equity awards under these plans, thus, the equity awards granted to the Named Executive Officers may accelerate under such circumstances regardless of the existence of separate employment agreements.

Additionally, in accordance with SEC regulations, we do not report in the table below any amount to be provided to an executive under any arrangement which does not discriminate in scope, terms or operation in favor of our executive officers and which is available generally to all salaried employees.

Name	Benefit	Involuntary Termination by the Company Without Cause or Resignation by the Executive for Good Reason (1)		Change of Control Termination Without Cause or Resignation for Good Reason
Current Executive Officers
Mark J. Emkjer	Base Salary	$800,000	(2)	$800,000	(2)
	Management Incentive Compensation	800,000	(3)	800,000	(3)
	Equity Plans	—		456,665	(4)
	Health Benefits	24,000	(5)	24,000	(5)

Rick E. Russo	Base Salary	255,000	(6)	510,000	(7)
	Management Incentive Compensation	127,500	(8)	255,000	(3)
	Equity Plans	—		173,530	(9)
	Health Benefits	12,000	(10)	12,000	(10)

David R. Mersten	Base Salary	252,000	(6)	504,000	(7)
	Management Incentive Compensation	100,800	(8)	201,600	(3)
	Equity Plans	—		214,901	(11)
	Health Benefits	12,000	(10)	12,000	(10)

Frank K. Brown, Ph.D.	Base Salary	244,800	(6)	489,600	(7)
	Management Incentive Compensation	97,920	(8)	195,840	(3)
	Equity Plans	—		146,130	(12)
	Health Benefits	12,000	(10)	12,000	(10)

Former Executive Officers
Nicholas Austin	Base Salary	253,424	(13)	506,848	(7)
	Management Incentive Compensation	101,370	(8)	253,424	(3)
	Equity Plans	—		243,372	(14)
	Health Benefits	12,000	(10)	12,000	(10)

R. William Taylor	Base Salary	—		—
	Management Incentive Compensation	—		—
	Equity Plans	—		—
	Health Benefits	—		—

(1)	If the executive’s employment is terminated due to disability, the benefits due to the executive are equivalent to the benefits due upon termination of the executive without cause.

(2)	Amount represents twice the amount of Mr. Emkjer’s fiscal year 2008 base salary of $400,000.

(3)	Amount represents twice the target amount of incentive compensation for performance during fiscal year 2008. Had the Named Executive Officer’s employment been terminated on a date other than the last day of the fiscal year, each would have been entitled to a pro-rated portion of the amount due under the fiscal year 2008 Management Incentive Plan. The full amount earned by the Named Executive Officer for performance in fiscal year 2008 is included in the Summary Compensation Table under the column “Non-Equity Incentive Compensation”.

(4)	Amount represents accelerated vesting of 83,333 unvested RSUs.

(5)	Amount represents estimated payments for continued health insurance coverage for 24 months.

(6)	Amount represents 100% of the executive’s fiscal year 2008 base salary.

(7)	Amounts represent twice the amount of the executive’s fiscal year 2008 base salary.

(8)	Amount represents the target amount of incentive compensation for performance during fiscal year 2008. Had the Named Executive Officer’s employment been terminated on a date other than the last day of the fiscal year, each would have been entitled to a pro-rated portion of the amount due under the fiscal year 2008 Management Incentive Plan. The full amount earned by the Named Executive Officer for performance in fiscal year 2008 is included in the Summary Compensation Table under the column “Non-Equity Incentive Compensation”.

(9)	Amount represents accelerated vesting of 31,666 unvested RSUs.

(10)	Amount represents estimated payments for continued health insurance coverage for 12 months.

(11)	Amount represents $271 for accelerated vesting of 27,084 unvested stock options and $214,630 for accelerated vesting of 39,166 unvested RSUs.

(12)	Amount represents accelerated vesting of 26,666 unvested RSUs.

(13)	Amount represents 100% of Mr. Austin’s fiscal year 2008 base salary. Mr. Austin’s employment as Vice President, Research and Development was terminated in April 2008. Mr. Austin remained employed with us through June 30, 2008, at which time he received $189,062 in severance payments (£94,000, converted to U.S. dollars using an exchange rate of $2.0113 to £1.00).

(14)	Amount represents accelerated vesting of 44,411 unvested RSUs.

Human Resources Committee Interlocks and Insider Participation

As noted above, the HR Committee of the Board consists of Messrs. Coleman, Levy, Steffen and Rodek. None of these directors has at any time been an officer of Accelrys or any of its subsidiaries. During the last fiscal year, no interlocking relationship existed between Accelrys’ Board or HR Committee and the board of directors or human resources committee, or compensation committee as appropriate, of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our directors, executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with, except that two Form 4s were not timely filed for Mr. Russo and Dr. Hahn, one Form 4 was not timely for each of Mr. Emkjer, Mr. Murphy, Mr. Mersten, Dr. Brown, Mrs. Ohrn Hicks, and Mr. Austin, and one Form 3 was not timely filed for Dr. Hahn.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process. Nevertheless, during the upcoming year, the Governance and Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board. In the event that any such formal process is adopted, we will publish it promptly on our corporate website.

Per our policy, our Board members are invited to attend the annual meetings. Accordingly, two directors attended our 2007 annual meeting of stockholders.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the annual meeting, a number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or contact our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten

Secretary

July [    ], 2008

Appendix I

AMENDMENT TO

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Pursuant to the authority granted to the Board of Directors (the “Board”) of ACCELRYS, INC. (the “Company”) pursuant to Section 17.6 of the Company’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”), the Board has authorized and directed the undersigned officer of the Company to amend the Plan on behalf of the Company as set forth in this Amendment to the Plan (this “Amendment”).

1.	Amendment to Article 6. Subject to the terms and conditions of this Amendment, Section 6.3 of Article 6 of the Plan is hereby deleted in its entirety.

2.	Effectiveness. This Amendment shall be effective only upon the requisite approval of the Company’s stockholders in accordance with Section 17.6 of the Plan.

3.	No Other Amendments. Except as specifically set forth in this Amendment, the terms and conditions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment on behalf of the Company as of                     , 2008.

ACCELRYS, INC.

Judith Ohrn Hicks
Vice President, Human Resources

ACCELRYS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark J. Emkjer and David R. Mersten as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Accelrys, Inc. (the “Company”) held of record by the undersigned on July 1, 2008, at the Company’s Annual Meeting of Stockholders to be held on August 28, 2008, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

ACCELRYS, INC.

August 28, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

À  Please detach along perforated line and mail in the envelope provided.  À

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. To elect one Class I director to our Board of Directors for a term of three years:		2. To ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 31, 2009.	☐	☐	☐
NOMINEE:

☐ FOR THE NOMINEE	¡ Jeffrey Rodek		FOR	AGAINST	ABSTAIN
☐ WITHHOLD AUTHORITY FOR THE NOMINEE		3. To amend the Amended and Restated 2004 Stock Incentive Plan to remove the maximum limits on awards payable or granted to any one participant under such plan in any calendar year.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.